Exhibit 99.1

Bristol-Myers Squibb Reports Second Quarter 2013 Financial Results

•	Posts Second Quarter GAAP EPS of $0.32 and non-GAAP EPS of $0.44

•	Presents Important New Clinical Data for Immuno-Oncology, Cardiovascular and Immunoscience Franchises

•

Resubmits Forxiga® in U.S. for the Treatment of Type 2 Diabetes and Completes Regulatory Filing in U.S. for Eliquis® for the Prevention of DVT After Hip or Knee Replacement Surgery and Metreleptin for the Treatment of Metabolic Disorders Associated with Lipodystrophy

•	Adjusts 2013 GAAP EPS Guidance Range to $1.41 to $1.49 and non-GAAP EPS Guidance Range to $1.70 to $1.78

(NEW YORK, July 25, 2013) – Bristol-Myers Squibb Company (NYSE: BMY) today reported results for the second quarter of 2013 highlighted by the resubmission of Forxiga in the U.S., the completion of regulatory filings for Eliquis and Metreleptin in the U.S., and the presentation of important data from its immuno-oncology franchise at ASCO, for Orencia® at EULAR and for Eliquis at ISTH. In addition, the company adjusted GAAP EPS and non-GAAP EPS guidance for 2013.

“In the second quarter, the strength in the performance of some of our key products, the important data we presented across our portfolio and the key regulatory filings we made in the U.S. strengthen our confidence as we build a solid foundation for future growth,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “We will continue to invest the necessary resources across our portfolio to grow existing brands, support the execution of new launches and deliver a diverse and sustainable pipeline,” Andreotti said.

	Second Quarter
$ amounts in millions, except per share amounts	2013	2012	Change
Net Sales	$4,048	$4,443	(9)%
GAAP Diluted EPS	0.32	0.38	(16)%
Non-GAAP Diluted EPS	0.44	0.48	(8)%

SECOND QUARTER FINANCIAL RESULTS

•

Bristol-Myers Squibb posted second quarter 2013 net sales of $4.0 billion, a decrease of 9% compared to the same period a year ago, following the U.S. patent expiration of Avapro®/Avalide® in March 2012 and Plavix® in May 2012. Excluding Plavix and Avapro/Avalide, net sales grew by 10% compared to the second quarter of 2012.

•	U.S. net sales decreased 22% to $2.0 billion in the quarter compared to the same period a year ago. International net sales increased 10% to $2.0 billion.

•	Gross margin as a percentage of net sales was 72.6% in the quarter compared to 72.0% in the same period a year ago.

•	Marketing, selling and administrative expenses increased 4% to $1.0 billion in the quarter.

•	Advertising and product promotion spending decreased 3% to $218 million in the quarter.

•	Research and development expenses decreased 1% to $951 million in the quarter.

•

The effective tax rate on earnings before income taxes was 0% in the quarter, compared to 23.7% in the second quarter last year. Income taxes in the current quarter reflect a more favorable earnings mix between high and low tax jurisdictions primarily, driven by specified items.

•	The company reported net earnings attributable to Bristol-Myers Squibb of $536 million, or $0.32 per share, in the quarter compared to $645 million, or $0.38 per share, a year ago.

•

The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $730 million, or $0.44 per share, in the second quarter, compared to $808 million, or $0.48 per share, for the same period in 2012. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $6.0 billion, with a net debt position of $1.2 billion, as of June 30, 2013.

SECOND QUARTER PRODUCT AND PIPELINE UPDATE

Bristol-Myers Squibb’s global sales in the second quarter included Yervoy®, which grew 44%, Onglyza®/Kombiglyze™ , which grew 40%, Sprycel®, which grew 28%, and Orencia, which grew 21%.

Orencia

•

In June, Japan’s Ministry of Health, Labour and Welfare approved the subcutaneous formulation of Orencia for the treatment of rheumatoid arthritis in cases where existing treatments are inadequate. The company co-develops and co-commercializes Orencia in Japan with Ono Pharmaceutical Co., Ltd.

•

In June, at the European League Against Rheumatism annual congress in Madrid, the company presented year two data from the head-to-head AMPLE study that showed the subcutaneous formulation of Orencia achieved comparable rates of efficacy and similar onset of response versus Humira® among biologic-naïve patients with moderate to severe rheumatoid arthritis. Overall safety data were similar for both groups while discontinuations due to adverse events were higher for Humira.

Eliquis

•

In July, the U.S. Food and Drug Administration (FDA) accepted for review the Supplemental New Drug Application for Eliquis, for the prevention of deep vein thrombosis following hip or knee replacement surgery. The Prescription Drug User Fee Act (PDUFA) date—the date by which a decision by the FDA is expected—is March 15, 2014.

•

In June, the company and its partner, Pfizer, announced that results from the Phase III AMPLIFY trial, which evaluated Eliquis versus the current standard of care for the treatment of acute venous thromboembolism, were published online by the New England Journal of Medicine and presented at the International Society on Thrombosis and Haemostasis congress in Amsterdam. The results showed that Eliquis demonstrated comparable efficacy and significantly lower rates of major bleeding compared to the current standard of care.

•

In May, the company and its partner, Pfizer, announced that results from a prespecified subanalysis of the ARISTOTLE trial were published in Circulation, a peer-reviewed journal of the American Heart Association. The trends across the subgroup analysis were consistent with the overall study results that demonstrated Eliquis’ superiority versus warfarin in the reduction of stroke or systemic embolism and the number of major bleeding events and mortality in patients with nonvalvular atrial fibrillation.

Forxiga

•

The company and its partner AstraZeneca resubmitted to the FDA the New Drug Application for Forxiga for the treatment of adults with type 2 diabetes. The resubmission, which is pending acceptance by the FDA, includes several new studies and additional long-term data (up to four years’ duration) from previously submitted studies.

•

In June, at the American Diabetes Association scientific sessions in Chicago, the company and its partner, AstraZeneca, presented results from a two-week Phase IIa pilot study evaluating Forxiga added to insulin in 70 adult patients with sub-optimally controlled type 1 diabetes that showed that mean daily blood glucose derived from 7-point glucose measurements trended downward in all treatment groups through day seven and that reductions in total daily insulin dosing at day seven were observed with Forxiga.

Onglyza®

•

In June, the company and its partner, AstraZeneca, announced top-line results from the Phase IV SAVOR-TIMI-53 trial in adult patients with type 2 diabetes and either a history of established cardiovascular disease or multiple risk factors that showed Onglyza met its primary safety objective of non-inferiority and did not meet the primary efficacy objective of superiority, for a composite endpoint of cardiovascular death, non-fatal heart attack or non-fatal stroke, versus placebo when added to the current standard of care. The results will be presented at the European Society of Cardiology meeting in September.

Metreleptin

•

In June, the FDA accepted the filing and granted a Priority Review designation, for metreleptin, an investigational agent for the treatment of metabolic disorders associated with inherited or acquired lipodystrophy, a rare disease estimated to affect a few thousand people around the world, often with an early age of onset. In July, the FDA notified the company and its partner, AstraZeneca, that it will require a three-month extension to complete its review of the data supporting the application. The PDUFA date is February 27, 2014.

Nivolumab

•

In June, at the annual meeting of the American Society of Clinical Oncology in Chicago, the company announced the results from a dose-ranging Phase I trial evaluating the safety and anti-tumor activity of nivolumab combined either concurrently or sequentially with Yervoy in patients with advanced melanoma. In patients who received the 1 mg/kg nivolumab + 3 mg/kg Yervoy doses in the concurrent regimen, 53% (n= 9 of 17) had confirmed objective responses based on modified World Health Organization criteria. In all nine of the responders, tumors shrank by at least 80% by the time of the first scheduled clinical treatment assessment (12 weeks), including three complete responses. The data were also published in the New England Journal of Medicine.

Elotuzumab

•

In June, at the European Hematology Association annual congress in Stockholm, the company and its partner, AbbVie, presented updated efficacy and safety data from a small, randomized, Phase II open-label study of patients with previously-treated multiple myeloma that demonstrated median progression-free survival of 33 months and an objective response rate of 92% among patients treated with the investigational monoclonal antibody elotuzumab 10 mg/kg in combination with lenalidomide and low-dose dexamethasone.

SECOND QUARTER BUSINESS DEVELOPMENT UPDATE

•

In June, the company and Simcere Pharmaceutical Group announced the companies agreed to collaborate in China on the development and commercialization of the subcutaneous formulation of Orencia for the treatment of rheumatoid arthritis.

2013 FINANCIAL GUIDANCE

Bristol-Myers Squibb is adjusting its 2013 GAAP EPS guidance range to $1.41 to $1.49, from $1.54 to $1.64, and its non-GAAP EPS guidance range to $1.70 to $1.78, from $1.78 to $1.88. Both GAAP and non-GAAP guidance assume current exchange rates. Key 2013 non-GAAP guidance assumptions include:

•	Worldwide sales between $16.0 billion and $16.5 billion.

•	Full-year gross margin as a percentage of sales of approximately 73%.

•	Advertising and promotion expense increasing in the mid-single digit range.

•	Marketing, sales and administrative expenses remaining flat versus last year.

•	Research and development expenses growing in the low-single-digit range.

•	An effective tax rate of approximately 15%.

The financial guidance for 2013 excludes the impact of any potential strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2013 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other licensing payments for in-licensing of products that have not achieved regulatory approval which are immediately expensed; net amortization of acquired intangible assets and deferred income related to Amylin; pension settlement charges; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its String of Pearls strategy, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit http://www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

There will be a conference call on July 25, 2013, at 10:30 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at http://investor.bms.com or by dialing: 913-981-5537, confirmation code: 5748907. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Jennifer Fron Mauer, 609-252-6579, jennifer.mauer@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, Ranya Dajani, 609-252-5330, ranya.dajani@bms.com, or Ryan Asay, 609-252-5020, ryan.asay@bms.com, Investor Relations.

Abilify® is a trademark of Otsuka Pharmaceutical Co., Ltd.

Atripla® is a trademark of Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

Avapro® , Avalide®, and Plavix® are trademarks of Sanofi.

Byetta® and Bydureon® are trademarks of Amylin Pharmaceuticals, LLC and AstraZeneca Pharmaceuticals LP.

Erbitux® is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.

Humira® is a trademark of AbbVie Biotechnology LTD.

All other brand names are registered trademarks of the company and/or one of its subsidiaries.

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE MONTHS ENDED JUNE 30, 2013 AND 2012

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2013	2012	% Change	2013	2012	% Change	% Change in U.S. Total Prescriptions vs. 2012
Three Months Ended June 30,

Key Products

Virology
Baraclude	$371	$357	4%	$73	$59	24%	4%
Reyataz	431	406	6%	200	199	1%	(6)%
Sustiva Franchise	411	388	6%	275	259	6%	(2)%
Oncology
Erbitux	171	179	(4)%	168	176	(5)%	N/A
Sprycel	312	244	28%	135	91	48%	23%
Yervoy	233	162	44%	140	122	15%	N/A
Neuroscience
Abilify	563	711	(21)%	378	533	(29)%	—
Metabolics
Bydureon	66	—	N/A	57	—	N/A	N/A
Byetta	104	—	N/A	74	—	N/A	N/A
Forxiga	5	N/A	N/A	N/A	N/A	N/A	N/A
Onglyza/Kombiglyze	240	172	40%	167	126	33%	1%
Immunoscience
Nulojix	6	3	100%	4	2	100%	N/A
Orencia	352	290	21%	238	199	20%	N/A
Cardiovascular
Avapro/Avalide	56	117	(52)%	(9)	22	**	N/A
Eliquis	12	1	**	5	—	N/A	N/A
Plavix	44	741	(94)%	18	713	(97)%	N/A

Mature Products and All Other	671	672	—	122	128	(5)%	N/A

Total	4,048	4,443	(9)%	2,045	2,629	(22)%	N/A

**	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2013	2012	% Change	2013	2012	% Change	% Change in U.S. Total Prescriptions vs. 2012

Six Months Ended June 30,

Key Products

Virology
Baraclude	$737	$682	8%	$141	$115	23%	5%
Reyataz	792	764	4%	393	387	2%	(7)%
Sustiva Franchise	798	774	3%	526	513	3%	(3)%
Oncology
Erbitux	333	358	(7)%	326	352	(7)%	N/A
Sprycel	599	475	26%	250	186	34%	20%
Yervoy	462	316	46%	299	239	25%	N/A
Neuroscience
Abilify	1,085	1,332	(19)%	706	978	(28)%	(1)%
Metabolics
Bydureon	118	—	N/A	109	—	N/A	N/A
Byetta	189	—	N/A	158	—	N/A	N/A
Forxiga	8	N/A	N/A	N/A	N/A	N/A	N/A
Onglyza/Kombiglyze	442	333	33%	307	246	25%	4%
Immunoscience
Nulojix	11	4	**	8	3	**	N/A
Orencia	672	544	24%	452	370	22%	N/A
Cardiovascular
Avapro/Avalide	102	324	(69)%	(9)	130	**	N/A
Eliquis	34	1	**	22	—	N/A	N/A
Plavix	135	2,434	(94)%	84	2,361	(96)%	N/A

Mature Products and All Other	1,362	1,353	1%	244	250	(2)%	N/A

Total	7,879	9,694	(19)%	4,016	6,130	(34)%	N/A

**	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Unaudited, amounts in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales	$4,048	$4,443	$7,879	$9,694

Cost of products sold	1,108	1,245	2,171	2,548
Marketing, selling and administrative	1,042	1,004	2,036	2,006
Advertising and product promotion	218	224	407	418
Research and development	951	962	1,881	1,871
Other (income)/expense	199	(51)	180	(235)

Total expenses	3,518	3,384	6,675	6,608

Earnings Before Income Taxes	530	1,059	1,204	3,086
Provision for income taxes	—	251	51	796

Net Earnings	530	808	1,153	2,290

Net Earnings/(Loss) Attributable to Noncontrolling Interest	(6)	163	8	544

Net Earnings Attributable to BMS	$536	$645	$1,145	$1,746

Earnings per Common Share
Basic	$0.33	$0.38	$0.70	$1.04
Diluted	$0.32	$0.38	$0.69	$1.02

Average Common Shares Outstanding:
Basic	1,644	1,683	1,641	1,685
Diluted	1,660	1,701	1,658	1,704

Other (income)/expense

Interest expense	$50	$41	$100	$83
Investment income	(28)	(22)	(53)	(58)
Provision for restructuring	173	20	206	42
Litigation charges/(recoveries)	(22)	22	(22)	(150)
Equity in net income of affiliates	(50)	(53)	(86)	(110)
Out-licensed intangible asset impairment	—	—	—	38
Gain on sale of product lines, businesses and assets	—	(3)	(1)	(3)
Other income received from alliance partners, net	(32)	(83)	(89)	(129)
Pension settlements	101	—	101	—
Other	7	27	24	52

Other (income)/expense	$199	$(51)	$180	$(235)

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Accelerated depreciation, asset impairment and other shutdown costs	$—	$147	$—	$147
Amortization of acquired Amylin intangible assets	137	—	275	—
Amortization of Amylin collaboration proceeds	(67)	—	(134)	—
Amortization of Amylin inventory adjustment	—	—	14	—

Cost of products sold	70	147	155	147

Marketing, selling and administrative*	1	5	2	13

Research and development**	—	45	—	103

Provision for restructuring	173	20	206	42
Acquisition and collaboration related items	(10)	1	(10)	13
Litigation charges/(recoveries)	(23)	22	(23)	(150)
Out-licensed intangible asset impairment	—	—	—	38
Loss on debt repurchase	—	—	—	19
Upfront, milestone and other licensing receipts	—	—	(14)	—
Pension settlements	99	—	99	—

Other (income)/expense	239	43	258	(38)

Increase to pretax income	310	240	415	225
Income tax on items above	(116)	(77)	(151)	(69)

Increase to net earnings	$194	$163	$264	$156

*	Specified items in marketing, selling and administrative are process standardization implementation costs.
**	Specified items in research and development in 2012 are IPRD impairment charges.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO GAAP LINE ITEMS

FOR THE THREE MONTHS ENDED JUNE 30, 2013 AND 2012

(Unaudited, dollars in millions)

Three months ended June 30, 2013	GAAP	Specified Items*	Non GAAP

Gross Profit	$2,940	70	$3,010

Marketing, selling and administrative	1,042	(1)	1,041

Research and development	951	—	951

Other (income)/expense	199	(239)	(40)

Effective Tax Rate	—	13.8%	13.8%

Three months ended June 30, 2012	GAAP	Specified Items*	Non GAAP

Gross Profit	$3,198	147	$3,345

Marketing, selling and administrative	1,004	(5)	999

Research and development	962	(45)	917

Other (income)/expense	(51)	(43)	(94)

Effective Tax Rate	23.7%	1.6%	25.3%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO GAAP LINE ITEMS

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Unaudited, dollars in millions)

Six months ended June 30, 2013	GAAP	Specified Items*	Non GAAP

Gross Profit	$5,708	155	$5,863

Marketing, selling and administrative	2,036	(2)	2,034

Research and development	1,881	—	1,881

Other (income)/expense	180	(258)	(78)

Effective Tax Rate	4.2%	8.3%	12.5%

Six months ended June 30, 2012	GAAP	Specified Items*	Non GAAP

Gross Profit	$7,146	147	$7,293

Marketing, selling and administrative	2,006	(13)	1,993

Research and development	1,871	(103)	1,768

Other (income)/expense	(235)	38	(197)

Effective Tax Rate	25.8%	0.3%	26.1%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF NON-GAAP EPS TO GAAP EPS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Unaudited, amounts in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Earnings Attributable to BMS – GAAP	$536	$645	$1,145	$1,746
Earnings attributable to unvested restricted shares	—	—	—	(2)

Net Earnings used for Diluted EPS Calculation – GAAP	$536	$645	$1,145	$1,744

Net Earnings Attributable to BMS – GAAP	$536	$645	$1,145	$1,746
Less Specified Items*	194	163	264	156

Net Earnings Attributable to BMS – Non-GAAP	730	808	1,409	1,902
Earnings attributable to unvested restricted shares	—	—	—	(2)

Net Earnings used for Diluted EPS Calculation - Non-GAAP	$730	$808	$1,409	$1,900

Average Common Shares Outstanding - Diluted	1,660	1,701	1,658	1,704

Diluted EPS - GAAP	$0.32	$0.38	$0.69	$1.02
Diluted EPS Attributable to Specified Items	0.12	0.10	0.16	0.10

Diluted EPS - Non-GAAP	$0.44	$0.48	$0.85	$1.12

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

NET DEBT CALCULATION

AS OF JUNE 30, 2013 AND MARCH 31, 2013

(Unaudited, dollars in millions)

	June 30, 2013	March 31, 2013
Cash and cash equivalents	$1,821	$1,355
Marketable securities–current	978	1,178
Marketable securities–long-term	3,223	3,242

Cash, cash equivalents and marketable securities	6,022	5,775
Short-term borrowings and current portion of long-term debt	(764)	(1,372)
Long-term debt	(6,442)	(6,522)

Net debt position	$(1,184)	$(2,119)